                                                               EXHIBIT 99.(a)(6)




MERRILL LYNCH CAPITAL CORPORATION                      NATIONSBANK, N.A.
World Financial Center                                 800 Market Street
North Tower                                            St. Louis, Missouri 63101
250 Vesey Street
New York, New York  10281


                                                              September 15, 1998


FPK, LLC
106 East 6th Street
Suite 300
Austin, Texas 78216

Attention:  Frank P. Krasovec, Chairman & Chief Executive Officer


                              Re:Commitment Letter


Ladies and Gentlemen:

                 You have advised Merrill Lynch Capital Corporation ("Merrill Lynch"), NationsBank, N.A. ("NationsBank") and NationsBanc Montgomery Securities LLC ("NMS" and together with Merrill Lynch, the "Joint Lead Arrangers") that (i) FPK, LLC, a Delaware limited liability Company ("LLC") formed by Frank P. Krasovec intends to form a new corporation ("Newco"); (ii) LLC has entered into a merger agreement (the "Merger Agreement") with Norwood Promotional Products, Inc. ("Target" or "Borrower") to effect the recapitalization of Borrower (the "Recapitalization"); (iii) pursuant to the Merger Agreement, Newco will merge with and into Borrower with Borrower as the survivor (the "Merger"); (iv) pursuant to the Merger Agreement, after giving effect to the Merger and the other transactions contemplated thereby, the Buyout Group (as defined in the Merger Agreement), Liberty Capital Partners, LP or its affiliates (collectively, "Liberty") and certain other third parties will own all of the capital stock of Borrower; (v) the consideration per share to be paid pursuant to the Merger Agreement to the holders of Borrower's common stock that are cashed out in the Recapitalization shall not exceed $20.70 per share and $91 million in the aggregate, except as a result of the valid exercise of appraisal rights in accordance with Texas law.

                 In addition, you have also advised the Joint Lead Arrangers and NationsBank that, in connection with and simultaneously with the Recapitalization, Borrower will (i) raise gross cash proceeds of up to $37 million from the issuance by Borrower of its unsecured subordinated notes due six months after all the terms loans under the Term Loan Facilities have been paid in full (the "Subordinated Notes") arranged by Liberty on terms and conditions and pursuant to documentation reasonably satisfactory to Merrill Lynch, NationsBank and NMS in their sole discretion (the "Subordinated Financing"); (ii) raise gross cash proceeds of up to $20 million from the issuance by Borrower of its pay-in-kind preferred stock (the "PIK Preferred") to Liberty on terms and conditions and pursuant to documentation reasonably satisfactory to Merrill Lynch, NationsBank and NMS (the "Preferred Stock Financing"); (iii) raise gross cash proceeds of up to $3 million from the issuance by Borrower of its common stock (the "Common Stock") to Liberty on terms and conditions and pursuant to documentation reasonably satisfactory to Merrill Lynch, NationsBank and NMS (the "Common Stock Financing"); (iv) raise gross proceeds of at least $22 million provided by the Buyout Group (including the amount provided by the Buyout Group by converting their common stock, valued at the Consideration (as defined in the Merger Agreement) of $20.70 per share, into Common Shares of Borrower) and certain other third parties previously disclosed to Merrill Lynch, NationsBank and NMS; and (v) enter into the Credit Facilities described herein.

                 In addition, you have advised the Joint Lead Arrangers and NationsBank that, upon consummation of the Recapitalization, Borrower will repay (the "Existing Debt Repayment") all indebtedness, and terminate all commitments to make extensions of credit, under its existing $125.0 million credit facility arranged by Merrill Lynch (the "Existing Debt").

                 The Recapitalization, the Merger, the Subordinated Financing, the Preferred Stock Financing, the Common Stock Financing, the Existing Debt Repayment, and the entering into and borrowings under the Credit Facilities by the parties herein described are herein referred to as the "Transactions".

                 We further understand that the precise structure of the Transactions will be under continuing consideration, may vary from the foregoing and will be subject to the mutual agreement of the parties hereto.

                 You have requested that Merrill Lynch and NationsBank commit to provide to Borrower $100 million aggregate principal amount of senior secured credit facilities (the "Credit Facilities") (of which $50 million will be provided by Merrill Lynch and $50 million by NationsBank) comprising (a) a senior secured term loan A facility in an aggregate principal amount of $35 million (the "Term Loan A Facility"), (b) a senior secured term loan B facility in an aggregate principal amount of $40 million (the "Term Loan B Facility", together with the Term Loan A Facility, the "Term Loan Facilities"), and (c) a senior secured revolving credit facility in an aggregate principal amount of $25 million (the "Revolving Facility") (of which up to $10 million will be drawn on the Closing Date (as defined below)). A portion of the Revolving Facility to be mutually determined will be available as a letter of credit subfacility.

                 In addition, you have advised the Joint Lead Arrangers and NationsBank that the Term Loan Facilities and not more than $10 million of the Revolving Facility will be used to (i) finance the Recapitalization and the Existing Debt Repayment, and (ii) pay fees and expenses in connection with the Recapitalization and the Existing Debt Repayment. Following and including the date of the initial borrowings under the Credit Facilities (the "Closing Date"), the Revolving Facility will be available for working capital, capital expenditures and general corporate purposes of Borrower and its subsidiaries.

                 Accordingly, subject to the terms and conditions set forth below, Merrill Lynch, NationsBank and NMS hereby severally agree with you as follows:

                 1. Commitment. Merrill Lynch hereby severally commits to provide $50 million of the Credit Facilities and NationsBank hereby severally commits to provide $50 million of the Credit Facilities, in each case to Borrower upon the terms and subject to the conditions set forth or referred to herein, in the fee letter (the "Fee Letter") dated the date hereof and delivered to you herewith and in the Summary of Terms and Conditions attached hereto (and incorporated by reference herein) as Exhibit A (the "Term Sheet").

                 It is a condition of Merrill Lynch's, NationsBank's and NMS's respective obligations and commitments hereunder that (a) Merrill Lynch, Pierce Fenner & Smith Incorporated ("MLPF&S") act as the syndication agent (in such capacity, the "Syndication Agent") and MLPF&S and NMS act as the Joint Lead Arrangers for the Credit Facilities, it being understood and agreed that the Syndication Agent, together with NationsBank as the administrative agent (in such capacity , the "Administrative Agent") will perform all functions and exercise all authority (including, without limitation, (i) serving as the lead manager of the syndication effort, (ii) selecting counsel for the Credit Facilities, and (iii) negotiating definitive documentation for the Credit Facilities (the "Credit Documents")) customarily performed and exercised by agent banks in such capacities, and (b) NationsBank will act as the Administrative Agent for the Credit Facilities, it being understood and agreed that the Administrative Agent will perform all ministerial and administrative functions and exercise all authority customarily performed and exercised by agent banks in such capacities.

                 2. Syndication. Merrill Lynch, NationsBank and NMS reserve the right and intends, prior to the execution of the Credit Documents, to syndicate all or a portion of the commitments of Merrill Lynch and NationsBank to one or more financial institutions (Merrill Lynch, NationsBank and such financial institutions being referred to herein as the "Lenders") that will become parties to the Credit Documents, and in that connection, promptly following your acceptance of Merrill Lynch's and NationsBank's commitments hereunder, Merrill Lynch, NationsBank and NMS will commence the syndication of the Credit Facilities to such Lenders. Upon your acceptance of the commitment of any Lender to provide a portion of the Credit Facilities, Merrill Lynch and NationsBank shall each be released from a portion of its commitment hereunder in an aggregate amount equal to 50% and 50%, respectively, of the commitment of such Lender. You agree that no Lender will receive compensation outside the terms contained herein and in the Fee Letter in order to obtain its commitment to participate in the Credit Facilities. It is understood and agreed that, except as otherwise provided in the Fee Letter, the amount and distribution of the fees and other compensation referred to herein among the Lenders and to any co-agent will be at the sole discretion of Merrill Lynch, NationsBank and NMS. It is understood and agreed the Syndication Agent, together with the Administrative Agent (or one of their respective affiliates) will manage all aspects of the syndication (but will consult with you in such matters), including, without limitation, decisions as to the selection of potential Lenders reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which Lenders will participate, any naming rights (including the naming of co-agents, subject to your reasonable approval) and the final allocations of the commitments among the Lenders (which are likely not to be pro rata across facilities among Lenders).

                 You agree actively to assist Merrill Lynch, NationsBank and NMS in achieving a timely syndication that is satisfactory to Merrill Lynch, NationsBank and NMS. The syndication efforts will be accomplished by a variety of means, including direct contact during the syndication between senior management (including, but not limited to, the chief executive officer, chief financial officer and treasurer of Newco and/or Borrower) and advisors and affiliates of Newco and Borrower on the one hand and the proposed syndicate Lenders on the other hand. To assist Merrill Lynch, NationsBank and NMS in its syndication efforts, you agree that you will, with reasonable promptness, upon Merrill Lynch's, NationsBank's and NMS's request, (a) provide, and cause Borrower and your and Borrower's affiliates and advisors to provide, to Merrill Lynch, NationsBank and NMS all information reasonably deemed necessary by Merrill Lynch, NationsBank and NMS to complete successfully the syndication, including but not limited to, information and projections (including, without limitation, any updated projections requested by Merrill Lynch, NationsBank and NMS) prepared by you or Borrower or on your or Borrower's behalf relating to the transactions contemplated hereby, and (b) assist, and cause Borrower and your and Borrower's affiliates and advisors to assist, Merrill Lynch, NationsBank and NMS in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication, including making available representatives of Newco and Borrower and its subsidiaries. You also agree to use your best efforts to ensure that Merrill Lynch's, NationsBank's and NMS's syndication efforts benefit from your and Borrower's existing lending relationships. You further agree that Merrill Lynch, NationsBank and NMS shall have a reasonable period of time to syndicate the Credit Facilities, but syndication will not delay Closing. It is understood and agreed that Merrill Lynch, NationsBank and NMS, shall be entitled, with your prior written consent (which shall not be unreasonably withheld or delayed), to change the structure and/or pricing of the Credit Facilities as described herein and in the Term Sheet (provided that the aggregate principal amount of the Credit Facilities, taken as a whole, remains the same) if Merrill Lynch, NationsBank and NMS deem such action advisable in order to ensure a successful syndication or an optimal credit structure.

                 To ensure an orderly and effective syndication of the Credit Facilities, you agree that until the termination of the syndication (as determined by Merrill Lynch), you will not, and will not permit any of your subsidiaries to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt or credit facility or debt security of Newco, Borrower or any of its subsidiaries, including any renewals thereof, (other than Subordinated Notes and PIK Preferred) without the prior written consent of Merrill Lynch, NationsBank and NMS.

                 3. Fees. As consideration for Merrill Lynch's, NationsBank's and NMS's commitments hereunder and their agreement to arrange, manage, structure and syndicate the Credit Facilities, you agree to pay to Merrill Lynch (for the account of Merrill Lynch, NationsBank and NMS) the fees as set forth in the Term Sheet and in the

Fee Letter. You agree that, once paid, such fees and any part thereof shall be nonrefundable under any and all circumstances and regardless of whether the transactions or borrowings contemplated hereby are consummated. All such fees shall be paid by wire transfer of immediately available funds in United States dollars at the times specified in the Fee Letter.

                 4. Conditions. Merrill Lynch's, NationsBank's NMS's respective obligations and commitments hereunder are subject to the negotiation, execution and delivery of definitive Credit Documents reasonably satisfactory in all respects to Merrill Lynch, NationsBank and NMS and their counsel. Such definitive documentation shall reflect the terms and conditions set forth herein and in the Term Sheet and contain such other indemnities, covenants, representations and warranties, events of default, conditions precedent, security arrangements and other terms and conditions as are satisfactory to Merrill Lynch, NationsBank, NMS and Borrower, modified as appropriate to reflect the terms of the Transactions and the financial condition and prospects of Newco and Borrower and its subsidiaries. Our willingness to provide the Credit Facilities is further subject to review of the documents relating to the Transactions and to Merrill Lynch's, NationsBank's and NMS's reasonable satisfaction with the terms and conditions thereof. Those matters that are not covered by or made clear under the provisions hereof or of the Term Sheet are subject to the approval and agreement of Merrill Lynch, NationsBank and you (it being understood that the terms and conditions of the Credit Documents shall not be inconsistent with the terms and conditions set forth herein or in the Term Sheet).

                 Merrill Lynch's, NationsBank's and NMS's respective obligations and commitments hereunder are also subject to the following: (a) there shall not have occurred or become known (i) in the reasonable judgment of Merrill Lynch, NationsBank or NMS, any material adverse change (or any development involving a prospective material adverse change) or any condition or event that could reasonably be expected to result in a material adverse change in the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise), solvency, properties, prospects or material agreements of Borrower, individually or together with its subsidiaries taken as a whole, as the case may be (and before and after giving effect to the Transactions), in each case since the date of the latest audited financial statements of Borrower delivered prior to the execution and delivery of this letter to Merrill Lynch, NationsBank and NMS, (ii) any facts or circumstances discovered by Merrill Lynch, NationsBank or NMS in the course of each of their respective ongoing due diligence investigation of Borrower and its subsidiaries and the Transactions, including (without limitation) their review and investigation of acquisition plans, environmental and other contingent obligations, and the historical, pro forma and projected consolidated financial statements of Borrower and its subsidiaries, which Merrill Lynch, NationsBank or NMS believes could, individually or in the aggregate, have a material adverse effect on the Transactions or the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise), solvency, properties, prospects or material agreements of Borrower, individually or together with its subsidiaries taken as a whole, as the case may be (and before and after giving effect to the Transactions), (iii) any transaction (other than the Transactions) entered into by Borrower or any of its subsidiaries, whether or not in the ordinary course of business, that in Merrill Lynch's, NationsBank's or NMS's judgment is materially adverse to Borrower, individually or together with its subsidiaries, taken as a whole, or
(iv) any dividend or distribution of any kind declared or paid by Borrower on its capital stock since the date of the latest audited financial statements of Borrower delivered prior to the execution and delivery of this Commitment Letter to Merrill Lynch, NationsBank and NMS (other than regular quarterly dividends in an amount consistent with past practices); (b) no material adverse change (or development involving a prospective material adverse change) shall have occurred in the loan syndication or financial, banking, currency or capital market conditions generally from those in effect on the date hereof that, individually or in the aggregate, in the judgment of Merrill Lynch, NationsBank or NMS could reasonably be expected to adversely affect the consummation of the Transactions or the other transactions contemplated by this Commitment Letter or adversely affect the ability of Merrill Lynch, NationsBank and NMS to successfully syndicate the Credit Facilities; no banking moratorium shall have been declared by federal or New York State banking authorities and shall be continuing; (c) Merrill Lynch's, NationsBank's or NMS's satisfaction (in their reasonable judgment) with the actual capitalization and corporate and organizational structure of Newco and Borrower and its subsidiaries (after giving effect to the Transactions), including as to direct and indirect ownership and as to the terms of the indebtedness and capital stock of Newco and Borrower and its subsidiaries; (d) Borrower and its subsidiaries shall not have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of the syndication or issuance of, or engaged in any discussion concerning the syndication or issuance of, any debt facility or debt security of Borrower or any of its subsidiaries (other than Subordinated Notes and PIK Preferred), including renewals thereof; and (e) the satisfaction of the other terms and conditions set forth or referred to herein (including, without limitation, those set forth in Sections 1, 2 and 5) and in the Term Sheet. For purposes of this Commitment Letter and the Term Sheet, the "subsidiaries" of Borrower shall be deemed to include those who will become subsidiaries of Borrower.

                 5. Information and Investigations. You hereby represent and covenant that (a) all information and data (excluding financial projections) concerning Newco, Borrower and its subsidiaries, the Transactions and the other transactions contemplated hereby (the "Information") that have been made or will be prepared by or on behalf of you or any of your affiliates or authorized representatives or advisors and that have been or will be made available to Merrill Lynch, NationsBank or NMS by you or on your behalf in connection with the transactions contemplated hereby, taken as a whole, is and will be complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (b) all financial projections concerning Newco, Borrower and its subsidiaries and the transactions contemplated hereby (the "Projections") that have been prepared by or on behalf of you or any of your affiliates or authorized representatives and that have been or will be made available to Merrill Lynch, NationsBank or NMS by you or on behalf of you or any of your affiliates or authorized representatives or advisors in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable. You agree to supplement the Information and the Projections from time to time until the Closing Date and, if requested by Merrill Lynch, NationsBank or NMS, for a reasonable period thereafter necessary to complete the syndication of the Credit Facilities so that the representation and covenant in the preceding sentence remain correct. In arranging the Credit Facilities, including the syndication thereof, Merrill Lynch, NationsBank and NMS will be using and relying primarily on the Information and the Projections without independent check or verification thereof.

                 Merrill Lynch's, NationsBank's and NMS's respective obligations and commitments hereunder are based upon the accuracy and completeness of the financial and other information provided to us by or on behalf of you and Borrower. If any of the Information proves to have been, or Merrill Lynch, NationsBank or NMS reasonably concludes that any of the Information is, inaccurate, incomplete or misleading in any material respect or if Merrill Lynch's, NationsBank's and NMS's ongoing due diligence investigation discloses information, or Merrill Lynch, NationsBank or NMS otherwise discovers information not previously disclosed to it, or Merrill Lynch, NationsBank or NMS discovers or otherwise learns of new information or additional developments concerning conditions or events previously disclosed to it, that Merrill Lynch, NationsBank or NMS believes in their sole discretion, (x) has had or could have, individually or in the aggregate, a material adverse impact on the business, assets, liabilities (contingent or otherwise), operations, condition

(financial or otherwise), solvency, properties, prospects or material agreements of Borrower, individually or together with its subsidiaries taken as a whole, as the case may be (and before and after giving effect to the Transactions), or on the tax or accounting consequences of the Transactions, or
(y) would be materially inconsistent with the assumptions underlying the Projections, then Merrill Lynch, NationsBank and NMS (a) shall be entitled to terminate their commitments hereunder (and thereafter have no other or further obligations hereunder or in connection with the Credit Facilities or any of the other Transactions) or (b) may, in their sole discretion, suggest alternative financing amounts, structures or pricing that ensure adequate protection for Merrill Lynch, NationsBank and the other Lenders. In any such event, Merrill Lynch, NationsBank and NMS shall not be responsible or liable for any damages which may be alleged as a result of their failure, in accordance with the terms of this Commitment Letter, to provide the Credit Facilities.

                 6. Indemnification. By executing this Commitment Letter, you agree to indemnify and hold harmless Merrill Lynch, NationsBank, NMS and each of the other Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons (Merrill Lynch, NationsBank, NMS and each such other person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which any such Indemnified Party may become subject arising out of or in connection with or relating to this Commitment Letter, the Fee Letter, the Term Sheet, (including the fee letter, term sheet and commitment letter dated March 12, 1998 between you and us relating to the transactions as discussed in Borrower's proxy statement dated July 22, 1998) the Credit Facilities, the loans under the Credit Facilities, the use of proceeds of any such loan, any of the Transactions or any related transaction and the performance by Merrill Lynch, NationsBank, NMS or any of their respective affiliates of the services contemplated by this Commitment Letter and will reimburse any Indemnified Party for any and all reasonable expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party, whether or not such claim, action or proceeding is initiated or brought by or on behalf of Borrower or any of its affiliates and whether or not any of the transactions contemplated hereby are consummated or this Commitment Letter is terminated. You will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's bad faith or gross negligence.

                 You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Newco, Borrower or their respective security holders or creditors related to or arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Credit Facilities, the loans under the Credit Facilities, the use of proceeds of any such loan, any of the Transactions or any related transaction or the performance by Merrill Lynch, NationsBank or any of their respective affiliates of the services contemplated by this Commitment Letter, except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's bad faith or gross negligence.

                 You agree that, without Merrill Lynch's, NationsBank's and NMS's prior written consent, which will not be unreasonably withheld or delayed, you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been sought under the indemnification provisions of this Commitment Letter (whether or not Merrill Lynch, NationsBank, NMS or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release in form and substance satisfactory to the Indemnified Parties of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

                 In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your affiliates in which such Indemnified Party is not named as a defendant, you agree to reimburse such Indemnified Party for all reasonable expenses incurred by either of them in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the fees and disbursements of its legal counsel, and to compensate such Indemnified Party in an amount to be mutually agreed upon.

                 7. Costs and Expenses. By executing this Commitment Letter, you agree to reimburse Merrill Lynch, NationsBank and NMS and their respective affiliates upon request made from time to time for their reasonable out-of-pocket expenses (including, without limitation, reasonable expenses of Merrill Lynch's, NationsBank's and NMS's due diligence investigation, consultants' fees (if such consultants are engaged by Merrill Lynch, NationsBank and NMS with your consent (which consent shall not be unreasonably withheld or delayed)), syndication expenses, appraisal and valuation fees and expenses, travel expenses, and the reasonable fees, disbursements and other reasonable charges of counsel) incurred in connection with the Credit Facilities and the negotiation, preparation, execution and delivery, waiver or modification, administration, collection and enforcement of this Commitment Letter, the Term Sheet, the Fee Letter, the Credit Documents and the security arrangements in connection therewith.

                 8. Confidentiality. You agree that this Commitment Letter, the Term Sheet, the Fee Letter, the contents of any of the foregoing and Merrill Lynch's, NationsBank's, NMS's and/or their respective affiliates' activities pursuant hereto or thereto are confidential and shall not be disclosed by you to any person without the prior written consent of Merrill Lynch, NationsBank and NMS, other than to your and the Borrower's officers, directors, employees, accountants, attorneys and other advisors, and then only in connection with the Transactions and on a confidential and need-to-know basis, except that you may make such other public disclosures of the terms and conditions hereof as you are required by applicable law or compulsory legal process to make; provided, however, that if such disclosure is required by applicable law or compulsory legal process you agree to give Merrill Lynch, NationsBank and NMS reasonable notice to afford Merrill Lynch, NationsBank and NMS the opportunity to seek a protective order and to cooperate with Merrill Lynch, NationsBank and NMS in securing such a protective order. You agree that you will permit Merrill Lynch, NationsBank and NMS to review and approve any reference to Merrill Lynch, NationsBank or NMS in connection with the Credit Facilities or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release.

                 9. Termination. In the event that (i) you have not accepted this Commitment Letter by September 18, 1998; (ii) the Closing Date does not occur on or before November 30, 1998; or (iii) any of the conditions described in clause (a), (b), or (d) of the second paragraph of Section 4 shall have failed to be satisfied at any time, this Commitment Letter and Merrill Lynch's, NationsBank's and NMS's commitments hereunder shall terminate (upon written notice by Merrill Lynch, NationsBank and NMS with respect to clause
(iii) of this sentence) unless Merrill Lynch, NationsBank and NMS shall, in their respective discretion, agree to an extension (it being understood that an extension by Merrill Lynch shall not bind NationsBank, and vice versa). Notwithstanding the foregoing, the compensation, reimbursement, indemnification and confidentiality provisions hereof and of the Term Sheet and the Fee Letter and Sections 11 and 14 of this Commitment Letter shall survive any termination of this Commitment Letter or Merrill Lynch's or NationsBank's commitment hereunder.

                 10. Assignment, Etc. This Commitment Letter and Merrill Lynch's, NationsBank's and NMS's respective commitments hereunder shall not be assignable by any party hereto without the prior written consent of Merrill Lynch and NationsBank, and any attempted assignment shall be void and of no effect; provided, however, that nothing contained in this Section shall prohibit Merrill Lynch, NationsBank or NMS (in their respective sole discretion) from (i) performing any of its duties hereunder through any of its affiliates (including in the case of Merrill Lynch, Merrill Lynch, Pierce, Fenner & Smith Incorporated), and you will owe any related duties (including those set forth in Section 2 above) to any such affiliate, and (ii) granting participations in, or selling assignments of all or a portion of, the commitments or the loans under the Credit Facilities pursuant to arrangements satisfactory to the Lenders. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

                 11. Governing Law. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW).

                 12. Execution in Counterparts. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Commitment Letter by telecopier shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

                 13. Amendments, etc. No amendment or waiver of any provision of this Commitment Letter, nor any consent or approval to any departure therefrom, shall be effective unless the same shall be in writing and signed by the parties hereto and then any such waiver, consent or approval shall be effective only in the specific instance and for the specific purpose for which given. By executing this letter, you acknowledge that this Commitment Letter and the Fee Letter are the only agreements between you and Merrill Lynch and NationsBank with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.

                 14. Waiver of Jury Trial. Each of the parties hereto (in each case on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of any of the Transactions, the other transactions contemplated hereby, or the performance by Merrill Lynch, NationsBank or NMS or any of their respective affiliates of the services contemplated by, this Commitment Letter.

                 15. Public Announcements. You acknowledge that Merrill Lynch, NationsBank and NMS may (after the consummation of the Recapitalization), at their respective option and expense, place an announcement in such newspapers and periodicals as it may choose, stating that Merrill Lynch, NationsBank or NMS, as the case may be, has acted in the capacity set forth in this Commitment Letter.

                 16. Notices. Any notice given pursuant to any of the provisions of this Commitment Letter shall be in writing and shall be mailed or delivered, (i) if to you, at the address set forth on page one of this Commitment Letter to the attention of Chief Financial Officer, with a copy to Richard McMahon, Esq., at Blank, Rome, Comisky & McCauley LLP, One Logan Square, Philadelphia, PA 19103 and (ii) if to Merrill Lynch, at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, Attention:
Brian E. O'Callahan, or if to NMS, at 100 North Trion Street, Charlotte, North Carolina 28255, Attention Joseph R. Netzel, or if to NationsBank, at 800 Market Street, St. Louis, Missouri 63101, Attention: Steve A. Linton, in each case with a copy to Michael E. Michetti, Esq., at Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005.

                            [Signature Page Follows]

                 Please confirm that the foregoing correctly sets forth our agreement of the terms hereof and of the Fee Letter by signing and returning to Merrill Lynch (on behalf of Merrill Lynch and NationsBank) the duplicate copy of this letter and the Fee Letter enclosed herewith. Upon your acceptance hereof, this letter shall constitute a binding agreement between you and Merrill Lynch and NationsBank; provided that Merrill Lynch (on behalf of Merrill Lynch and NationsBank) shall have received your executed duplicate copies not later than 5:00 p.m., New York City time, on September 18, 1998, at which time Merrill Lynch's and NationsBank's respective commitments hereunder will expire in the event Merrill Lynch has not received such executed duplicate originals.

                 We are pleased to have this opportunity and we look forward to working with you on this transaction.

                                          Very truly yours,

                                          MERRILL LYNCH CAPITAL
                                          CORPORATION


                                          By: /s/ BRIAN O'CALLAHAN
                                             ----------------------------------
                                             Name:
                                             Title:


                                          NATIONSBANK, N.A.


                                          By: /s/ STEVEN A. LINTON
                                             ----------------------------------
                                             Name:
                                             Title:


                                          NATIONSBANC MONTGOMERY
                                          SECURITIES LLC


                                          By: /s/ JOSEPH R. NETZEL
                                             ----------------------------------
                                             Name:
                                             Title:

Accepted and agreed to as of the date first written above:

FPK, LLC


By: /s/ FRANK P. KRASOVEC
   ----------------------------------
   Name: Frank P. Krasovec
   Title: